UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): June 4, 2020
EHEALTH, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33071	56-2357876
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2625 AUGUSTINE DRIVE, SECOND FLOOR
SANTA CLARA, CA 95054
(Address of principal executive offices) (Zip Code)

(650) 584-2700
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	EHTH	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2020, the Board of Directors of eHealth, Inc. (the “Company”) appointed John Pierantoni as chief accounting officer and principal accounting officer of the Company, effective June 8, 2020. Mr. Pierantoni will assume responsibility as principal accounting officer from Derek Yung, who will continue his role as the Company’s chief financial officer and principal financial officer.

Prior to joining the Company, Mr. John Pierantoni, 48, was senior vice president, finance and risk at Fair Financial Corp., a company that offers flexible vehicle subscriptions from April 2019 to December 2019. Mr. Pierantoni served as the interim chief financial officer of TrueCar, Inc., a digital automotive marketplace, from February 2018 to April 2019 and as senior vice president and chief accounting officer from December 2013 to February 2018. Prior to his employment with TrueCar, Mr. Pierantoni served as vice president of finance at Cornerstone OnDemand, Inc., a cloud-based talent management software company from 2010 to 2013. Mr. Pierantoni also served as the chief accounting officer of Ticketmaster Entertainment and the controller of the Motion Picture Group of Paramount Pictures. In addition, he has approximately 13 years of public accounting experience with PricewaterhouseCoopers. Mr. Pierantoni is a certified public accountant (inactive) and holds a B.S. in accounting from Boston College.

In connection with the appointment of Mr. Pierantoni as chief accounting officer and principal chief accounting officer, the Company entered into an offer letter and a severance letter (together, the “Offer”) with Mr. Pierantoni. Pursuant to the Offer, Mr. Pierantoni’s initial annual base salary is $325,000 and he is eligible to receive an annual discretionary performance bonus equal to 32% of his annual base salary, or $104,000; provided, however, that Mr. Pierantoni’s target bonus for 2020 shall be prorated to his start date of employment. The Offer provides for the grant, subject to the approval of the compensation committee of the Board, of restricted stock units covering an aggregate of 5,000 shares of the Company’s common stock. The restricted stock unit awards will be subject to vesting over four years, subject to the terms of the Company’s 2014 Equity Incentive Plan and the applicable restricted stock unit agreement.

If Mr. Pierantoni’s employment is terminated by the Company without cause, he will be entitled to receive, for a period of six months following the termination of his employment with the Company, continued payment of his base salary in effect immediately prior to his termination, conditioned on his execution of a release of claims in favor of the Company and its affiliates. In addition, Mr. Pierantoni is eligible to participate in the Company’s relocation benefits program, subject to his agreement to its terms and conditions.

There are no family relationships between Mr. Pierantoni and any director or executive officer of the Company that require disclosure under Item 401(d) of Regulation S-K. Other than the Offer, there are no transactions between Mr. Pierantoni or any member of his immediate family, on the one hand, and the Company or any of its subsidiaries, on the other hand, that require disclosure under Item 404(a) of Regulation S-K. Furthermore, there are no arrangements or understandings between Mr. Pierantoni and any other persons pursuant to which Mr. Pierantoni was selected as the chief accounting officer and principal accounting officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eHealth, Inc.
Date:	June 8, 2020	/s/ Derek N. Yung
Derek N. Yung Chief Financial Officer (Principal Financial Officer)